Exhibit 99.1

The TJX Companies, Inc. Reports Very Strong U.S. Open-Only Comp Store Sales Growth of 13% for Q4 FY22 vs. Q4 FY20; FY22 U.S. Open-Only Comp Sales Up 17% vs. FY20; Announces Plans to Increase Dividend 13% and Buy Back $2.25 to $2.50 Billion of Stock

  Q4 FY22 U.S. open-only comp store sales increased 13% over Q4 FY20
  Q4 FY22 overall open-only comp store sales increased 10% over Q4 FY20
  Q4 FY22 net sales were $13.9 billion, an increase of 14% compared to Q4 FY20
  Q4 FY22 diluted earnings per share were $.78
  FY22 U.S. open-only comp store sales increased 17% over FY20, and increased low-teens or better each quarter of FY22
  FY22 overall open-only comp store sales increased 15% over FY20, and increased double-digits each quarter of FY22
  FY22 net sales were $48.5 billion, an increase of 16% compared to FY20
  FY22 GAAP diluted earnings per share were $2.70
  FY22 adjusted diluted earnings per share were $2.85, which excludes the negative impact of a debt extinguishment charge of $.15 per share
  Returned $3.4 billion to shareholders in FY22 through share repurchases and dividends
  Provides Q1 FY23 and full year FY23 guidance

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 23, 2022--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the fourth quarter ended January 29, 2022. Net sales for the fourth quarter of Fiscal 2022 were $13.9 billion, an increase of 27% versus the fourth quarter of Fiscal 2021. Stores were closed for approximately 13% of the fourth quarter of Fiscal 2021. Net sales for the fourth quarter of Fiscal 2022 increased 14% versus the fourth quarter of Fiscal 2020. U.S. open-only comp store sales (defined below) increased 13% over a 6% increase in the fourth quarter of Fiscal 2020. Overall open-only comp store sales increased 10% over a 6% increase in the fourth quarter of Fiscal 2020. Net income for the fourth quarter was $940 million and diluted earnings per share were $.78 versus $.81 per share in the fourth quarter of Fiscal 2020.

For the full year Fiscal 2022, net sales were $48.5 billion, an increase of 51% versus the full year Fiscal 2021. Stores were closed for approximately 4% of Fiscal 2022 and 24% of Fiscal 2021 due to the COVID-19 global pandemic (see table below). Net sales for the full year Fiscal 2022 increased 16% versus Fiscal 2020. Full year U.S. open-only comp store sales increased 17% compared to Fiscal 2020. Full year Fiscal 2022 overall open-only comp store sales increased 15% compared to Fiscal 2020. Net income for the full year Fiscal 2022 was $3.3 billion. Full year Fiscal 2022 diluted earnings per share were $2.70 versus $2.67 in Fiscal 2020. Full year Fiscal 2022 adjusted diluted earnings per share were $2.85, which excludes the negative impact of a second quarter debt extinguishment charge of $.15 per share.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “As I reflect on 2021, I could not be prouder of our Associates and teams around the world. Together, they persevered through the challenges that COVID-19 presented for yet another year and kept the health and safety of our Associates and customers a top priority. I especially want to recognize our store and distribution center Associates, who have been physically coming into work to serve our customers. I also want to thank our global teams that met the supply chain challenges head-on to ensure a consistent flow of exciting merchandise for our customers this holiday season and throughout the year. Our global organization worked together as “One TJX,” and thanks to their dedication and talent, we delivered excellent results in 2021.”

Herrman continued, “For the year, U.S. open-only comp sales were up 17% and overall open-only comp store sales increased 15% over Fiscal 2020, with double-digit increases for both the U.S. businesses and overall TJX every quarter of the year. For the fourth quarter, we saw a 13% open-only comp sales increase for the U.S. and a 10% increase in overall open-only comps, both over 6% comp sales increases in the fourth quarter of Fiscal 2020. Fourth quarter sales were trending higher before the surges in Omicron. During the holiday selling season and throughout the year, our shoppers responded to our amazing brands, excellent values, and inspiring treasure hunt shopping experience. Our home businesses across all of our divisions delivered phenomenal open-only comp store sales performance, and overall apparel open-only comp store sales increased high-single digits in Fiscal 2022. While freight and wage cost pressures remain elevated, we are pleased that our retail pricing strategy is working very well. This gives us confidence in improving our profitability when the macro environment normalizes, while continuing to offer exceptional values to customers every day. In a year when we grew sales to nearly $50 billion, we are very confident in our goal of TJX becoming an increasingly profitable, $60 billion-plus company.”

Sales by Business Segment

The Company’s open-only comparable store sales and net sales by division in the fourth quarter of Fiscal 2022 and full year Fiscal 2022, and fourth quarter Fiscal 2020 and full year Fiscal 2020 comparable store sales, were as follows:

	Fourth Quarter FY2022 Open- Only Comp Store Sales Versus FY2020[1,2,3]	Fourth Quarter FY2020 Comparable Store Sales[4]	Fourth Quarter Net Sales ($ in millions)[5,6]
			FY2022	FY2021	FY2020

Marmaxx (U.S.)[7,8]	+10%	+6%	$8,280	$6,921	$7,402
HomeGoods (U.S.)[9]	+22%	+5%	$2,516	$2,225	$1,952
Total U.S.[10]	+13%	+6%	$10,796	$9,146	$9,354
TJX Canada	+1%	+4%	$1,255	$837	$1,135
TJX International (Europe & Australia)	-2%	+10%	$1,803	$961	$1,718

TJX	+10%	+6%	$13,854	$10,943	$12,206

TJX Canada and TJX International’s fourth quarter Fiscal 2022 net sales and open-only comp store sales were negatively impacted by government-mandated shopping restrictions throughout the quarter.

	Full Year FY2022 Open- Only Comp Store Sales Versus FY2020[1,2,3]	Full Year FY2020 Comparable Store Sales[4]	Full Year Net Sales ($ in millions)[5,6]
			FY2022	FY2021	FY2020

Marmaxx (U.S.)[7,8]	+13%	+5%	$29,483	$19,363	$25,665
HomeGoods (U.S.)[9]	+32%	+2%	$8,995	$6,096	$6,356
Total U.S. [10]	+17%	+4%	$38,478	$25,459	$32,021
TJX Canada	+8%	+2%	$4,343	$2,836	$4,031
TJX International (Europe & Australia)	+6%	+8%	$5,729	$3,842	$5,665

TJX	+15%	+4%	$48,550	$32,137	$41,717

[1]This measure reports the sales increase or decrease of these stores for the days the stores were open in the fourth quarter and full year Fiscal 2022 against sales of those stores for the same days in Fiscal 2020, prior to the emergence of the pandemic, which the Company believes is a more useful comparison than against the fourth quarter and full year Fiscal 2021. [2]Open-only comparable store sales and comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. [3]Open-only comparable store sales and comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, homegoods.com, sierra.com, and tkmaxx.com) and include Sierra stores. [4]Fourth quarter and full year Fiscal 2020 comparable store sales growth over the fourth quarter and full year of Fiscal 2019. [5]Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. [6]Figures may not foot due to rounding. [7]Combination of T.J. Maxx and Marshalls. [8]Net sales include Sierra’s e-commerce and store sales. [9]Includes Homesense stores in the U.S.[10]Combination of Marmaxx and HomeGoods divisions.

Margins

For the fourth quarter of Fiscal 2022, the Company’s consolidated pretax profit margin was 9.0%, a 1.9 percentage point decrease versus the fourth quarter of Fiscal 2020. The Company benefited from buying and occupancy leverage due to its strong open-only comp store sales results. Within the Company’s merchandise margin, markon was extremely strong and markdown levels were significantly lower for the fourth quarter of Fiscal 2022 versus the fourth quarter of Fiscal 2020. However, merchandise margin was down primarily due to 2.8 percentage points of incremental freight expense, which was more than the Company expected. The combination of incremental investments to expand distribution capacity and wage increases reduced pretax profit margin by an additional 1.6 percentage points. Net COVID costs also negatively impacted pretax profit margin by 0.5 percentage points.

Gross profit margin for the fourth quarter of Fiscal 2022 was 27.1%, a 1.3 percentage point decrease versus the fourth quarter of Fiscal 2020. Selling, general and administrative (SG&A) costs as a percent of sales for the fourth quarter of Fiscal 2022 were 18.0%, a 0.5 percentage point increase versus the fourth quarter of Fiscal 2020.

For the full year Fiscal 2022, the Company’s consolidated pretax profit margin was 9.1%. Excluding a 0.5 percentage point negative impact due to a second quarter debt extinguishment charge of $242 million, full year Fiscal 2022 adjusted pretax profit margin was 9.6%. Gross profit margin for the full year Fiscal 2022 was 28.5%. Full year Fiscal 2022 merchandise margin was up despite 2.0 percentage points of incremental freight expense. SG&A costs as a percent of sales for the full year Fiscal 2022 were 18.7%.

Inventory

Total inventories as of January 29, 2022 increased to $6.0 billion, compared with $4.9 billion at the end of Fiscal 2020, primarily due to higher in-transit inventory. Overall availability of quality, branded merchandise in the marketplace remains excellent, and the Company is well positioned to flow fresh spring merchandise to its stores and online.

Cash and Shareholder Distributions

For the full year Fiscal 2022, the Company generated $3.1 billion of operating cash flow and ended the year with $6.2 billion of cash.

During the fourth quarter, the Company returned a total of $1.4 billion to shareholders. The Company repurchased a total of $1.1 billion of TJX stock, retiring 15.2 million shares, and paid $310 million in shareholder dividends during the quarter. In Fiscal 2022, the Company returned a total of $3.4 billion to shareholders. In Fiscal 2022, the Company repurchased a total of $2.2 billion of TJX stock, retiring 31.5 million shares, and paid $1.25 billion in shareholder dividends.

With the Company’s continued strong cash flow, TJX announced today that it intends to increase the regular quarterly dividend on its common stock expected to be declared in March 2022 and payable in June 2022 to $.295 per share, subject to the approval of the Company’s Board of Directors. This would represent a 13% increase over the current per share dividend.

The Company is also announcing today its plan to repurchase approximately $2.25 to $2.50 billion of TJX stock during the fiscal year ending January 28, 2023. With $0.8 billion remaining at Fiscal 2022 year end under the Company’s existing stock repurchase programs, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. The new authorization represents approximately 4% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 22nd program approved by the Board since 1997. Under the Company’s repurchase programs, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

First Quarter and Full Year Fiscal 2023 Outlook

For the first quarter of Fiscal 2023, the Company is planning U.S. comparable store sales to be up 1% to 3% over an outsized 17% U.S. open-only comp store sales increase in the first quarter of Fiscal 2022. The Company is very pleased with its strong U.S. comparable store sales growth (defined below) to start the first quarter of Fiscal 2023. The Company’s first quarter Fiscal 2023 U.S. comparable store sales outlook takes into account the cadence of U.S. open-only comp stores sales growth in the first quarter of Fiscal 2022, which was up low to mid-single digits to start the quarter and then accelerated to a 20%-plus increase in March and April combined. For the first quarter of Fiscal 2023, the Company expects diluted earnings per share to be in the range of $.58 to $.61 versus earnings per share of $.44 in the prior year.

For the full year Fiscal 2023, the Company is planning U.S. comparable store sales to be up 3% to 4% over an outsized 17% U.S. open-only comp store sales increase in Fiscal 2022. At this time, the Company is not providing full year Fiscal 2023 diluted earnings per share guidance given the current uncertainty around how long elevated expense pressures may persist.

Stores by Concept

During the fiscal year ended January 29, 2022, the Company increased its store count by 117 stores to a total of 4,689 stores and increased square footage by 2% versus the prior year.

	Store Locations[1]		Gross Square Feet[2]
	FY2022		FY2022
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,271	1,284	34.8	35.0
Marshalls	1,131	1,148	32.4	32.7
HomeGoods	821	850	19.1	19.8
Sierra	48	59	1.0	1.2
Homesense	34	39	0.9	1.0
In Canada:
Winners	280	293	7.7	8.0
HomeSense	143	147	3.3	3.4
Marshalls	102	106	2.7	2.8
In Europe:
T.K. Maxx	602	618	16.9	17.3
Homesense	78	77	1.5	1.5
In Australia:
T.K. Maxx	62	68	1.3	1.5

TJX	4,572	4,689	121.6	124.2
[1]Store counts above include both banners within a combo or a superstore. Includes stores that were temporarily closed during FY2022 due to COVID-19.
[2]Square feet figures may not foot due to rounding.

Fiscal 2022 Impact of Temporary Store Closures

The Company’s results for the full year Fiscal 2022 were negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were open throughout Fiscal 2022, stores in Europe were closed for approximately 19% of Fiscal 2022, stores in Canada were closed for approximately 12% of Fiscal 2022, and stores in Australia were closed for approximately 19% of Fiscal 2022. In total, the Company had stores closed for approximately 4% of Fiscal 2022 due to the COVID-19 global pandemic (see table below). The Company estimates that these closures may have resulted in approximately $1.45 billion to $1.61 billion in lost sales during Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that its Fiscal 2022 earnings per share were negatively impacted by approximately $.27 to $.32.

Store Closures by Region
(In percent of store days closed)

Region	Q4 FY22	Q4 FY21	Full Year FY22	Full Year FY21
U.S.	0%	0%	0%	20%
Canada	1%	32%	12%	29%
Europe	1%	63%	19%	38%
Australia	0%	1%	19%	23%
Total TJX	0%	13%	4%	24%

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable for the fourth quarter and full year Fiscal 2022. In order to provide a performance indicator for its stores, the Company has been temporarily reporting open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in the fourth quarter and full year Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic. The Company does not intend to report open-only comparable store measures in Fiscal 2023.

Fiscal 2023 U.S. Comparable Store Sales

For Fiscal 2023, the Company intends to return to its historical definition of comparable store sales. While stores in the U.S. were open for all of Fiscal 2022, a significant number of stores in TJX Canada and TJX International (Europe and Australia) experienced COVID-related temporary store closures and government-mandated shopping restrictions during Fiscal 2022. Therefore, the Company cannot measure year-over-year comparable store sales with Fiscal 2022 in these geographies in a meaningful way. As a result, the comparable stores included in the Fiscal 2023 measure will consist of U.S. stores only, which, for clarity, the Company intends to refer to as U.S. comparable store sales and will be calculated against sales for the comparable periods in Fiscal 2022.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 29, 2022, the end of the Company’s fiscal year, the Company operated a total of 4,689 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and five e-commerce sites. These include 1,284 T.J. Maxx, 1,148 Marshalls, 850 HomeGoods, 59 Sierra, and 39 Homesense stores, as well as tjmaxx.com, marshalls.com, homegoods.com, and sierra.com, in the United States; 293 Winners, 147 HomeSense, and 106 Marshalls stores in Canada; 618 T.K. Maxx and 77 Homesense stores, as well as tkmaxx.com, in Europe; and 68 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

Fourth Quarter and Full Year Fiscal 2022 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s fourth quarter and full year Fiscal 2022 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, March 2, 2022, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements, including, among others, statements regarding the Company’s anticipated operating and financial performance, business plans and prospects, dividends and share repurchases, and fiscal 2023 outlook. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the final quarter of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Net sales	$13,854,368	$10,943,210	$12,206,462

Cost of sales, including buying and occupancy costs	10,094,515	7,882,575	8,741,805
Selling, general and administrative expenses	2,495,905	2,193,101	2,135,329
Loss on early extinguishment of debt	—	312,233	—
Interest expense, net	21,053	47,163	3,053

Income before income taxes	1,242,895	508,138	1,326,275
(Provision) for income taxes	(302,691)	(182,615)	(341,485)

Net income	$940,204	$325,523	$984,790

Diluted earnings per share	$0.78	$0.27	$0.81

Cash dividends declared per share	$0.26	$0.26	$0.23

Weighted average common shares – diluted	1,204,650	1,219,479	1,219,365

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	February 1, 2020

Net sales	$48,549,982	$32,136,962	$41,716,977

Cost of sales, including buying and occupancy costs	34,713,812	24,533,815	29,845,780
Selling, general and administrative expenses	9,081,238	7,020,917	7,454,988
Loss on early extinguishment of debt	242,248	312,233	—
Interest expense, net	115,076	180,734	10,026

Income before income taxes	4,397,608	89,263	4,406,183
(Provision) benefit for income taxes	(1,114,793)	1,207	(1,133,990)

Net income	$3,282,815	$90,470	$3,272,193

Diluted earnings per share	$2.70	$0.07	$2.67

Cash dividends declared per share	$1.04	$0.26	$0.92

Weighted average common shares – diluted	1,215,591	1,214,703	1,226,519

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 29, 2022	January 30, 2021	February 1, 2020

ASSETS
Current assets:
Cash and cash equivalents	$6,226.8	$10,469.6	$3,216.8
Accounts receivable and other current assets	955.7	896.1	754.3
Merchandise inventories	5,961.6	4,337.4	4,872.6
Federal, state and foreign income taxes recoverable	114.5	36.2	47.0

Total current assets	13,258.6	15,739.3	8,890.7

Net property at cost	5,270.8	5,036.1	5,325.0

Operating lease right of use assets	8,853.9	8,990.0	9,060.3
Goodwill	96.7	99.0	95.5
Other assets	981.5	949.2	773.5

TOTAL ASSETS	$28,461.5	$30,813.6	$24,145.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,465.4	$4,823.4	$2,672.6
Accrued expenses and other current liabilities	4,426.1	3,553.0	3,066.5
Current portion of operating lease liabilities	1,576.6	1,677.6	1,411.2
Current portion of long-term debt	—	749.7	—

Total current liabilities	10,468.1	10,803.7	7,150.3

Other long-term liabilities	1,015.8	1,063.9	851.1
Non-current deferred income taxes, net	44.2	37.2	142.2
Long-term operating lease liabilities	7,575.6	7,743.2	7,816.6
Long-term debt	3,354.8	5,332.9	2,236.6

Shareholders’ equity	6,003.0	5,832.7	5,948.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,461.5	$30,813.6	$24,145.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	February 1, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,282.8	$90.5	$3,272.2
Depreciation and amortization	868.0	870.8	867.3
Loss on early extinguishment of debt	242.2	312.2	—
Loss on property disposals and impairment charges	8.6	83.8	16.1
Deferred income tax (benefit)	(44.5)	(230.7)	(6.2)
Share-based compensation	189.0	58.5	125.0
(Increase) in accounts receivable and other assets	(28.8)	(128.5)	(60.1)
(Increase) decrease in merchandise inventories	(1,657.8)	588.8	(296.5)
(Increase) decrease in income taxes recoverable	(78.3)	10.7	(34.2)
(Decrease) increase in accounts payable	(338.1)	2,111.2	29.3
Increase in accrued expenses and other liabilities	758.5	637.3	217.4
(Decrease) increase in net operating lease liabilities	(129.1)	200.2	29.6
Other	(15.0)	(42.9)	(93.2)
Net cash provided by operating activities	3,057.5	4,561.9	4,066.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(1,044.8)	(568.0)	(1,223.1)
Investment in Familia	—	—	(230.2)
Purchase of investments	(21.9)	(29.1)	(28.8)
Sales and maturities of investments	20.3	18.5	12.7
Other	—	—	7.4
Net cash (used in) investing activities	(1,046.4)	(578.6)	(1,462.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on revolving credit facilities	—	(1,000.0)	—
Proceeds from long-term debt including revolving credit facilities	—	5,986.9	—
Payments of long-term debt and extinguishment expenses	(2,975.5)	(1,418.3)	—
Payments for debt issuance expenses	—	(42.4)	—
Payments for repurchase of common stock	(2,176.3)	(201.5)	(1,552.0)
Proceeds from issuance of common stock	229.4	211.2	232.1
Cash dividends paid	(1,251.8)	(278.3)	(1,071.6)
Other	(25.6)	(29.3)	(23.4)
Net cash (used in) provided by financing activities	(6,199.8)	3,228.3	(2,414.9)

Effect of exchange rate changes on cash	(54.1)	41.2	(3.2)

Net (decrease) increase in cash and cash equivalents	(4,242.8)	7,252.8	186.6
Cash and cash equivalents at beginning of year	10,469.6	3,216.8	3,030.2

Cash and cash equivalents at end of period	$6,226.8	$10,469.6	$3,216.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Net sales:
In the United States:
Marmaxx	$8,279,975	$6,920,701	$7,402,361
HomeGoods	2,516,556	2,224,758	1,951,658
TJX Canada	1,254,181	836,706	1,134,689
TJX International	1,803,656	961,045	1,717,754
Total net sales	$13,854,368	$10,943,210	$12,206,462

Segment profit (loss):
In the United States:
Marmaxx	$984,257	$835,308	$998,172
HomeGoods	210,623	274,480	241,581
TJX Canada	125,764	22,839	130,046
TJX International	82,227	(200,315)	128,738
Total segment profit	1,402,871	932,312	1,498,537

General corporate expense	138,923	64,778	169,209
Loss on early extinguishment of debt	—	312,233	—
Interest expense, net	21,053	47,163	3,053
Income before income taxes	$1,242,895	$508,138	$1,326,275

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Fifty-Two Weeks Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Net sales:
In the United States:
Marmaxx	$29,483,073	$19,362,573	$25,664,805
HomeGoods	8,995,140	6,096,237	6,355,770
TJX Canada	4,342,538	2,836,088	4,031,406
TJX International	5,729,231	3,842,064	5,664,996
Total net sales	$48,549,982	$32,136,962	$41,716,977

Segment profit (loss):
In the United States:
Marmaxx	3,812,847	$891,180	$3,469,794
HomeGoods	907,391	509,562	680,520
TJX Canada	484,585	124,143	515,559
TJX International	161,199	(503,618)	307,081
Total segment profit	5,366,022	1,021,267	4,972,954

General corporate expense	611,090	439,037	556,745
Loss on early extinguishment of debt	242,248	312,233	—
Interest expense, net	115,076	180,734	10,026
Income before income taxes	$4,397,608	$89,263	$4,406,183

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  On June 4, 2021, the Company completed make-whole calls for its $1.25 billion principal outstanding 3.50% Notes due April 15, 2025, and its $750 million principal outstanding 3.75% Notes due April 15, 2027, both of which were issued in the first quarter of fiscal 2021. As a result of these redemptions prior to their scheduled maturities, the Company recorded a pre-tax debt extinguishment charge of $242 million in the second quarter of fiscal 2022. In addition, in the first quarter of fiscal 2022, the Company redeemed $750 million of its 2.75% Notes due June 15, 2021 at par.
  During the fourth quarter ended January 29, 2022, the Company returned a total of $1.4 billion to shareholders. The Company repurchased and retired 15.2 million shares of its common stock at a cost of $1.1 billion on a "trade date" basis and paid $310 million in shareholder dividends. During the twelve months ended January 29, 2022, the Company returned a total of $3.4 billion to shareholders. The Company repurchased and retired 31.5 million shares of its common stock at a cost of $2.2 billion on a "trade date" basis and paid $1.25 billion in shareholder dividends. In February 2022, the Company announced that the Board of Directors had approved a new stock repurchase program that authorizes the repurchase of up to an additional $3.0 billion of TJX common stock from time to time. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  The novel coronavirus disease ("COVID-19") was identified in December 2019 before spreading worldwide. The Company has been, and may continue to be, impacted by the COVID-19 pandemic. Additionally, COVID-19's resurgence or the emergence of new variants has caused and may continue to cause intermittent or prolonged periods of temporary store closures, and stringent occupancy restrictions while stores are open, and could elicit further actions and recommendations from governments and public health authorities that could impact the Company's operations. These and other factors have had and may continue to have a material impact on the Company's business, results of operations, financial position and liquidity.

Contacts

The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323